Ex 99.1

NEWS RELEASE

Contact: Dollar Financial Corp

Financial Dynamics

Julie Prozeller/Grace Su
(212) 850-5600

FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP ANNOUNCES REPURCHASE OF $35.2 MILLION OF ITS 2.875% U.S. SENIOR CONVERTIBLE
NOTES DUE 2027;
TRANSACTION REMOVES SPRINGING MATURITY STIPULATION ASSOCIATED WITH THE COMPANY’S DEBT AGREEMENTS

BERWYN, Pennsylvania, February 25, 2010 — Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company primarily serving unbanked and under-banked consumers for nearly 30 years, today announced the repurchase of $35.2 million of its 2.875% U.S. senior convertible notes due 2027 for $32.0 million in cash, or 91% of par value. The convertible note retirement reduces annual cash interest expense by approximately $1.0 million and reduces non-cash interest associated with ASC 470-20 (Accounting for Convertible Securities) by approximately $1.8 million annually.

Following this transaction, the Company now has $44.8 million of 2.875% U.S. senior convertible notes due 2027 remaining that may be first put to the Company December 2012, and $120.0 million of 3.0% U.S. senior convertible notes due 2028 that may be first put to the Company April 2015. On account of reducing the principal amount of the 2.875% U.S. senior convertible notes due 2027 to an amount less than or equal to $50.0 million, the Company effectively removed the springing maturity stipulation associated with its previously issued $600.0 million 10.375% senior notes and the significant majority of its remaining $18.7 million of senior secured term loans. Therefore, the maturity dates are now affirmed to be December 2016 for the Company’s $600.0 million 10.375% senior notes and December 2014 for $17.1 million of its senior secured term loans ($1.6 million of the Company’s senior secured term loans were not extended as part of the revised credit agreement adopted on December 23, 2009 and therefore continue to mature in October 2012). Thus, the aggregate principal repayment obligation for the Company’s debt structure amounts to a nominal $1.6 million between now and the first put date of December 2012 for the remaining $44.8 million of 2.875% U.S. senior convertible notes.

About Dollar Financial Corp
Dollar Financial Corp is a leading diversified international financial services company primarily serving unbanked and under-banked consumers. Its customers are typically service sector individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, automobile loans and services, pawn lending, Western Union money order and money transfer products, currency exchange, gold buying, reloadable VISA® and MasterCard® branded debit cards, electronic tax filing, and bill payment services.

At December 31, 2009, the Company’s global store network consisted of 1,172 stores, including 1,043 company-operated financial services stores and 129 franchised and agent locations in the United States, Canada, United Kingdom, Republic of Ireland, and Poland. The financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s financial products and services, principally check cashing, money transfer, pawn lending and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company’s website at www.dfg.com.

Forward Looking Statement
This news release contains forward looking statements, including statements regarding the following: the Company’s recent financing activities and the use of proceeds therefrom, the Company’s future results, growth, guidance, expansion plans, the financing of potential acquisitions and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., Poland and the United States; the impact of future development strategy, new stores and acquisitions; the implementation and expected results of refinancing initiatives; and of the performance of new products, business platforms, and services. These forward looking statements involve risks and uncertainties, including uncertainties related to the effects of changes in the value of the U.S. dollar compared to foreign currencies, risks related to the regulatory environments, current and potential future litigation, the integration and performance of acquired stores and companies, the performance of new stores, the implementation and expected results of restructuring initiatives, the impact of debt financing transactions, the results of certain ongoing income tax appeals, the ability to comply with the requirements necessary to extend the maturity of the senior secured credit facility and the senior unsecured notes and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation or that the various FDIC, Federal, state, Canadian or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and form 10-Q’s and 10-K’s. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.